UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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The Goldman Sachs Group, Inc.

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THE GOLDMAN SACHS GROUP, INC. 200 West Street New York, New York 10282

PROXY STATEMENT – SUPPLEMENTAL MATERIAL

April 23, 2010

As we describe in our proxy statement, our Board of Directors does not have a policy on whether the role of Board Chairman and Chief Executive Officer (CEO) should be separate or combined. Instead, our Board selects our Chairman and the CEO by considering the best interests of Goldman Sachs. After careful consideration, our Board has concluded at this time that the adoption of a policy mandating an independent Chairman would not be in the best interests of Goldman Sachs or our shareholders.

Goldman Sachs has an effective governance framework and sound governance practices in place to ensure the independence of its Board, address conflicts of interest and prevent improper influence of our Board by senior management. Several measures help ensure strong oversight by our non-management directors, including the strength of our Board’s “Presiding Director.” We describe in our proxy statement the powers and duties of our Presiding Director.

The responsibility for making recommendations to the Board regarding the designation of our Presiding Director and the powers and duties of that role resides with our Corporate Governance and Nominating Committee (the Committee), which is comprised solely of independent directors. While in the past these recommendations were approved by our full Board, as a result of discussions with RiskMetrics Group, and given that it is in fact our independent directors that have primary responsibility for these matters, we have determined going forward that the designation of our Presiding Director will be recommended by the Committee and approved by the Board with any non-independent directors recusing themselves, to clarify that the Presiding Director is designated by and from the independent directors of our Board.